APOGEE DELIVERS STRONG FY17 Q2 GROWTH; RAISES EPS GUIDANCE

◦	Revenues up 16%

◦	Operating margin up 260 basis points

◦	EPS up 54%

◦	FY17 outlook: ~10% revenue growth; EPS range raised to $2.80-$2.90

MINNEAPOLIS, MN (September 14, 2016) - Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2017 second-quarter results. Apogee provides distinctive solutions for enclosing commercial buildings and framing art.

FY17 SECOND QUARTER VS. PRIOR-YEAR PERIOD

•	Revenues of $278.5 million were up 16 percent.

•	Operating income of $33.0 million was up 47 percent.

◦	Operating margin was 11.9 percent, up 260 basis points.

•	Earnings per share of $0.77 were up 54 percent.

•	Backlog of $447.7 million was down 13 percent.

•	Cash and short-term investments were $94.6 million.

COMMENTARY
“Second quarter results were outstanding, as we delivered record quarterly revenues, operating margin and earnings per share - revenues grew 16 percent to $279 million, the operating margin of 11.9 percent was up 260 basis points, and earnings per share of $0.77 increased 54 percent,” said Joseph F. Puishys, Apogee chief executive officer. “The strength we are seeing in our non-residential construction end markets is evident in the results from our architectural segments. All three architectural segments grew revenues and operating income, with operating margins all increasing more than 200 basis points.

“We continue to see strong non-residential construction market conditions and order activity, and have extensive visibility to future work, giving us confidence in our outlook for fiscal 2017 and beyond,” he said. “Backlog grew both sequentially and year on year in our architectural glass and framing systems segments combined. The decline in the consolidated backlog resulted from the inconsistent timing of committed architectural services segment projects progressing to signed contracts in the quarter. This business continues to have an impressive pipeline of active bids. As we’ve stated for some time, the architectural services projects business has uneven quarter-to-quarter revenues and backlog.

“With our strong operational performance in healthy commercial construction markets, we are once again increasing our earnings per share outlook range for fiscal 2017 to $2.80 to $2.90, up from $2.70 to $2.85,” said Puishys.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

FY17 SECOND-QUARTER SEGMENT AND OPERATING RESULTS VS. PRIOR-YEAR PERIOD

Architectural Glass

•	Revenues of $99.2 million were up 7 percent, on U.S. volume growth and improved pricing and mix.

•	Operating income grew to $9.6 million, up 43 percent.

◦	Operating margin expanded 240 basis points to 9.7 percent, on improved productivity, and pricing and mix, as well as volume growth.

Architectural Services

•	Revenues of $77.7 million were up 49 percent, as project timing drove high revenue levels in the quarter.

•	Operating income more than tripled to $6.2 million.

◦	Operating margin expanded 530 basis points to 8.0 percent, due to leverage on strong volume at better project margins and good project execution.

Architectural Framing Systems

•	Revenues of $92.2 million were up 14 percent, on volume growth in all four businesses, along with improved pricing and mix.

•	Operating income grew to $13.0 million, up 34 percent.

◦	Operating margin expanded 210 basis points to 14.1 percent, as a result of improved operational performance, volume growth and lower material costs.

Large-Scale Optical Technologies

•	Revenues of $21.3 million were down 5 percent, due to timing of customer orders.

•	Operating income of $5.0 million was down 10 percent.

◦	Operating margin was 23.7 percent, compared to 25.1 percent, due to lower volume and new market investments; operational performance remains strong.

Consolidated Backlog

•	Backlog of $447.7 million was down 13 percent from $511.9 million in the prior-year period, and down 12 percent from the backlog of $509.7 million in the first quarter of fiscal 2017.

◦	Approximately $281 million, or 63 percent, of the backlog is expected to be delivered in the current fiscal year; and approximately $167 million, or 37 percent, in fiscal 2018.

Financial Condition

•	Cash and short-term investments, including restricted cash, totaled $94.6 million, compared to $90.6 million at the end of fiscal 2016.

•	Non-cash working capital was $86.5 million, compared to $68.8 million at the end of fiscal 2016.

•	Capital expenditures year to date were $31.5 million, compared to $19.4 million in the prior-year period.

•	Debt was $20.4 million, compared to $20.4 million at the end of fiscal 2016. All the debt is long-term, low-interest industrial revenue bonds.

•	Depreciation and amortization year to date was $16.0 million.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

FY17 OUTLOOK
“For fiscal 2017, we expect continued top- and bottom-line growth, based on our backlog, commitments and bidding activity,” said Puishys. “We are increasing our earnings per share outlook range for the year to $2.80 to $2.90, from $2.70 to $2.85, as a result of solid operational performance and productivity driven by our Lean initiative, as well as continued market strength. We are maintaining our outlook for revenue growth of approximately 10 percent.

“Apogee expects mid-single digit U.S. commercial construction market growth in fiscal 2017, as market activity, the Architecture Billings Index, office employment and office vacancy rates all show positive momentum,” he said. “With our internal market visibility and external metrics moving in the right direction, we see sustained U.S. non-residential market growth at least through fiscal 2020.”

Puishys said that fiscal 2017 capital expenditures are anticipated to be approximately $70 million, increased from the prior outlook of $60 million, as Apogee invests primarily to increase capabilities and productivity. Gross margin is expected to be approximately 26.5 percent and operating margin approximately 11.3 percent.

“Longer term, we are reaffirming that our strategies to grow through new geographies, new products and new markets, along with our backlog, bidding activity and focus on better project selection, productivity and operational improvements, support our fiscal 2018 goals of a 12 to 13 percent operating margin on revenues of $1.2 to $1.3 billion,” Puishys said.

TELECONFERENCE AND SIMULTANEOUS WEBCAST
Apogee will host a teleconference and webcast at 9 a.m. Central Time tomorrow, September 15. To participate in the teleconference, call (866) 525-3151 toll free or (330) 863-3393 international, access code 63474098. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on investors, then overview and then the webcast link on that page. The webcast also will be archived for replay on the company’s web site.

ABOUT APOGEE ENTERPRISES
Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in four segments, with three of the segments serving the commercial construction market:

•	Architectural Glass segment consists of Viracon, the leading fabricator of coated, high-performance architectural glass for global markets.

•	Architectural Services segment consists of Harmon, Inc., one of the largest U.S. full-service building glass installation companies.

•
Architectural Framing Systems segment businesses design, engineer, fabricate and finish the aluminum frames for window, curtainwall and storefront systems that comprise the outside skin of buildings. Businesses in this segment are: Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products; Alumicor, a fabricator of aluminum storefront, entrance, curtainwall and window products for Canadian markets; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

•	Large-Scale Optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer primarily for the custom picture framing market.

USE OF NON-GAAP FINANCIAL MEASURES
This news release and other financial communications may contain the following non-GAAP measures:

•
Constant currency revenue excludes the impact of fluctuations in foreign currency on Apogee’s international operations. The company believes providing constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

performance. Constant currency percentages are calculated by converting prior-period local currency results using the current period exchange rates and comparing these converted amounts to current period reported results.

•
Backlog represents the dollar amount of revenues Apogee expects to recognize in the near-term from firm contracts or orders. The company uses backlog as one of the metrics to evaluate near-term sales trends in our business.

•	Free cash flow is defined as net cash provided by operating activities, minus capital expenditures. The company considers this measure an indication of the financial strength of the company.

•
Non-cash working capital is defined as current assets, excluding cash and short-term securities, less current liabilities, excluding current portion of long-term debt. The company considers this a useful metric in measuring working capital management over time.

•
Days working capital is defined as average working capital (current assets less current liabilities) multiplied by the number of days in the period and then divided by net sales in the period. This is considered a useful metric in monitoring our performance in managing working capital.

Apogee believes that these non-GAAP measures provide enhanced transparency with respect to revenue growth, cash management and operational management. These non-GAAP measures should be viewed in addition to, and not as an alternative to, the reported financial results of the company prepared in accordance with GAAP. Other companies may calculate these measures differently than Apogee, limiting the usefulness of the measure for comparison with other companies.

FORWARD-LOOKING STATEMENTS
The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: (A) global economic conditions and the cyclical nature of the North American and Latin American commercial construction industries, which impact our three architectural segments, and consumer confidence and the conditions of the U.S. economy, which impact our large-scale optical segment; (B) fluctuations in foreign currency exchange rates; (C) actions of new and existing competitors; (D) ability to effectively utilize and increase production capacity; (E) product performance, reliability and quality issues; (F) project management and installation issues that could result in losses on individual contracts; (G) changes in consumer and customer preference, or architectural trends and building codes; (H) dependence on a relatively small number of customers in certain business segments; (I) revenue and operating results that could differ from market expectations; (J) self-insurance risk related to a material product liability or other event for which the company is liable; (K) dependence on information technology systems and information security threats; (L) cost of compliance with and changes in environmental regulations; (M) interruptions in glass supply; and (N) loss of key personnel and inability to source sufficient labor. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended February 27, 2016.

(Tables follow)

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries
Consolidated Condensed Statement of Income
(Unaudited)
	Thirteen	Thirteen		Twenty-Six	Twenty-Six
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended	%
Dollars in thousands, except per share amounts	August 27, 2016	August 29, 2015	Change	August 27, 2016	August 29, 2015	Change

Net sales	$278,455	$240,754	16%	$526,335	$480,716	9%
Cost of sales	205,924	184,055	12%	389,377	368,429	6%
Gross profit	72,531	56,699	28%	136,958	112,287	22%
Selling, general and administrative expenses	39,483	34,276	15%	77,661	71,640	8%
Operating income	33,048	22,423	47%	59,297	40,647	46%
Interest income	252	267	(6)%	528	504	5%
Interest expense	188	150	25%	345	318	8%
Other income (expense), net	254	(93)	N/M	509	(43)	N/M
Earnings before income taxes	33,366	22,447	49%	59,989	40,790	47%
Income tax expense	10,969	7,687	43%	19,870	13,904	43%
Net earnings	$22,397	$14,760	52%	$40,119	$26,886	49%

Earnings per share - basic	$0.78	$0.51	53%	$1.39	$0.92	51%
Average common shares outstanding	28,891	29,187	(1)%	28,797	29,116	(1)%
Earnings per share - diluted	$0.77	$0.50	54%	$1.39	$0.91	53%
Average common and common equivalent shares outstanding	28,963	29,492	(2)%	28,932	29,486	(2)%
Cash dividends per common share	$0.125	$0.110	14%	$0.250	$0.220	14%

Business Segments Information
(Unaudited)
	Thirteen	Thirteen		Twenty-Six	Twenty-Six
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended	%
	August 27, 2016	August 29, 2015	Change	August 27, 2016	August 29, 2015	Change
Net sales
Architectural Glass	$99,205	$92,433	7%	$192,565	$193,608	(1)%
Architectural Services	77,734	52,197	49%	140,554	107,849	30%
Architectural Framing Systems	92,229	80,671	14%	173,362	152,571	14%
Large-Scale Optical	21,270	22,444	(5)%	41,298	42,663	(3)%
Eliminations	(11,983)	(6,991)	(71)%	(21,444)	(15,975)	(34)%
Total	$278,455	$240,754	16%	$526,335	$480,716	9%
Operating income (loss)
Architectural Glass	$9,616	$6,738	43%	$19,147	$15,021	27%
Architectural Services	6,236	1,419	339%	9,418	2,361	299%
Architectural Framing Systems	13,001	9,692	34%	23,232	14,953	55%
Large-Scale Optical	5,051	5,642	(10)%	9,703	10,512	(8)%
Corporate and other	(856)	(1,068)	20%	(2,203)	(2,200)	—%
Total	$33,048	$22,423	47%	$59,297	$40,647	46%

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited)
	August 27, 2016	February 27, 2016
Assets
Current assets	$358,599	$336,793
Net property, plant and equipment	218,261	202,462
Other assets	124,747	118,185
Total assets	$701,607	$657,440
Liabilities and shareholders' equity
Current liabilities	$177,516	$177,381
Long-term debt	20,400	20,400
Other liabilities	57,435	53,464
Shareholders' equity	446,256	406,195
Total liabilities and shareholders' equity	$701,607	$657,440

Consolidated Condensed Statement of Cash Flows
(Unaudited)
	Twenty-Six	Twenty-Six
	Weeks Ended	Weeks Ended
In thousands	August 27, 2016	August 29, 2015

Net earnings	$40,119	$26,886
Depreciation and amortization	15,955	15,502
Share-based compensation	2,935	2,414
Proceeds from new markets tax credit transaction, net of deferred costs	5,109	—
Other, net	(5,261)	(6,634)
Changes in operating assets and liabilities	(17,649)	23,930
Net cash provided by operating activities	41,208	62,098
Capital expenditures	(31,474)	(19,366)
Change in restricted cash	(16,949)	—
Net purchases of marketable securities	(551)	(53,234)
Other, net	(331)	(892)
Net cash used in investing activities	(49,305)	(73,492)
Dividends paid	(7,133)	(6,431)
Other, net	1,362	2,489
Net cash used in financing activities	(5,771)	(3,942)
Decrease in cash and cash equivalents	(13,868)	(15,336)
Effect of exchange rates on cash	374	(659)
Cash and cash equivalents at beginning of year	60,470	52,185
Cash and cash equivalents at end of period	$46,976	$36,190

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com